Exhibit 16.1

March 23, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by MedMen Enterprises Inc. included under Item 4.01(a) of its Form 8-K dated March 23, 2023. We agree with the statements concerning our Firm under Item 4.01(a). We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ MNP LLP
MNP LLP

Calgary, Canada